June 30, 2026 Ameet Mallik 84 Garfield Ave Madison, NJ 07940 Dear Ameet, ADC Therapeutics, Inc. (the “Company”) is pleased to offer you this Incentive Award Letter Agreement. The Company values your continued contributions to its business and wishes to incentivize you to remain employed by the Company. Subject to the terms and conditions set forth herein, the Company will pay you a cash incentive award in the amount of $1,795,500 (the “Cash Incentive Award”) and you will be granted an award of 675,000 restricted stock units (the “RSU Award,” together with the Cash Incentive Award, the “Incentive Awards”). 1. The Cash Incentive Award shall be subject to the terms and conditions set forth below: (a) The Cash Incentive Award will be paid to you on or about July 15, 2026. (b) To be eligible to retain the Cash Incentive Award, you must continue to perform the duties specified in the Employment Agreement between you and the Company, dated December 20, 2023 (the “Employment Agreement”) and otherwise reasonably assigned to you by the Board of Directors in a satisfactory manner and in compliance with all of the Company’s policies and procedures, and you must remain employed in good standing with the Company, for the period of time between the date hereof and the Retention Date in order to fully earn the Cash Incentive Award. For purposes of this Incentive Award Letter Agreement, “Retention Date” means the earlier to occur of (i) June 30, 2027, or (ii) a Change in Control (as defined in the ADC Therapeutics SA Conditional Share Capital Plan (the “Equity Plan”)). (c) If you (i) do not perform your duties (including any newly-assigned duties following the date hereof) satisfactorily through the Retention Date, or (ii) your employment is terminated by the Company for Cause (as defined in the Employment Agreement) on or before the Retention Date, or you resign from employment with the Company other than for Good Reason (as defined in the Employment Agreement) before the Retention Date, you shall repay the Cash Incentive Award (less taxes withheld on the payment) Exhibit 10.2 promptly, and in no event later than 30 days following your termination date. Provided you satisfy the eligibility criteria set forth above, you will be deemed to have fully earned the Cash Incentive Award as of the earlier to occur of (I) the Retention Date or (II) a termination of your employment by the Company or any successor thereto for reasons other than Cause or by you for Good Reason prior to the Retention Date. For the avoidance of doubt, provided that you have performed your duties satisfactorily and remained employed in good standing through the date that is the earlier to occur of (A) the Retention Date or (B) a termination of your employment by the Company or any successor thereto for reasons other than Cause or by you for Good Reason, the Company’s right to recoup and your obligation to re-pay the Cash Incentive Award shall expire and be void and of no effect as of such date. 2. The RSU Award will be granted on June 30, 2026 under, and subject in all respects to the terms of, the Equity Plan, the standard form of restricted stock unit award agreement thereunder, which will be delivered to you under separate cover, and the Employment Agreement. The RSU Award will vest on the earlier to occur of (a) a termination of your employment by the Company without Cause or by you for Good Reason, subject to your timely execution and non-revocation of a Release (as defined in the Employment Agreement) or (b) the Retention Date, in each case subject to your continued employment or service on the vesting date, except as otherwise provided in the applicable restricted stock unit award agreement evidencing the RSU Award and the Employment Agreement. 3. The following terms and conditions apply to the Incentive Awards: (a) All payments under this Incentive Award Letter Agreement shall be subject to applicable tax withholding. This Incentive Award Letter Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Payments under this Incentive Award Letter Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception. Payments may only be made under this Incentive Award Letter Agreement upon an event and in a manner permitted by Section 409A of the Code, including the six-month delay for specified employees, or an exemption. In no event may you, directly or indirectly, designate the calendar year of payment of the Cash Incentive Award or the RSU Award. The Company makes no representation or warranty with respect to the tax consequences of this Incentive Award Letter Agreement, and you shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Incentive Award Letter Agreement. (b) The Incentive Awards will be in addition to your normal compensation and any other benefits for which you may be eligible either during your employment or upon termination. The Incentive Awards are not to be considered compensation for purposes of calculating retirement or other benefits unless the terms of a retirement or other benefit plan, program or agreement specifically provides that the amounts hereunder will be considered in the calculation of such benefits. (c) Except as required by law and as provided in the paragraph below, the existence and terms of this Incentive Award Letter Agreement are confidential and may not be divulged except to your immediate family, attorneys and/or tax or other advisors, or as required by law. To the extent permitted by law and subject to the paragraph below, should you disclose the existence or terms of this Incentive Award Letter Agreement to anyone else, the Company will have the right to recoup the Incentive Awards. Nothing in this Incentive Award Letter Agreement shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this subsection, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(d) This Incentive Award Letter Agreement will be administered by the Board of Directors of the Company (“BOD”) and the BOD will have the discretion to construe and interpret this Incentive Award Letter Agreement, the Cash Incentive Award and any instrument or agreement related thereto, including without limitation, the power to construe and interpret doubtful or contested terms herein, and, subject to the provisions set forth herein, to make all other determinations necessary or desirable for the administration of this Incentive Award Letter Agreement. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the BOD in the exercise of any of his rights, powers, authority or duties under this Incentive Award Letter Agreement will be final and conclusive, regardless of whether the BOD may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. By signing below, you expressly agree that your participation in this Incentive Award Letter Agreement and receipt of amounts hereunder is conditioned on your agreement that all decisions and determinations of the BOD will be final and binding on you, your beneficiaries, and any other person having or claiming an interest hereunder on your behalf. In administering this Incentive Award Letter Agreement, neither the BOD nor the Company, nor any officers, directors or employees thereof, will be liable for any acts of omission or commission, except for his, her or its own individual, willful and intentional malfeasance or misfeasance. The Company, its officers and directors will be entitled to rely conclusively on all valuations, certifications, opinions and reports, which will be furnished by any counsel, accountant or other expert employed or engaged by the Company. The RSU Award will be administered by the Committee (as defined in the Equity Plan). (e) In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Incentive Award Letter Agreement or otherwise (a “Payment”), would constitute an excess parachute payment within the meaning of Section 280G of the Code, the aggregate present value of the Payments under this Incentive Award Letter Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (defined below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Incentive Award Letter Agreement without causing any Payment under this Incentive Award Letter Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Only amounts payable under this Incentive Award Letter Agreement shall be reduced pursuant to this Section 3(e). All determinations to be made under this Section 3(e) shall be made by an independent certified public accounting firm selected by the Company (the “Accounting Firm”). Any such determination by the Accounting Firm shall be binding upon you and the Company. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 3(e) shall be borne solely by the Company. (f) This offer of the Incentive Awards shall not be regarded as a contract of employment for a set period of time. You understand that if you accept this offer, you will remain an at-will employee. That means that nothing in this offer of the Incentive Awards limits or restricts the right of the Company or you to terminate the employment relationship at any time with or without cause, with or without notice and for any reason at either your or the Company’s sole discretion. (g) This Incentive Award Letter Agreement and the award agreement evidencing the RSU Award forms the complete and exclusive agreement between you and the Company regarding the Incentive Awards. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of the Company. All of the terms and provisions of this Incentive Award Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities under this Incentive Award Letter Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by you. (h) This Incentive Award Letter Agreement shall terminate immediately after the Incentive Awards are paid or after the Company determines that no Incentive Awards will be paid pursuant to the terms herein. None of the rights or benefits under this Incentive Award Letter Agreement shall be subject to the claims of any of your creditors, and you shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Incentive Award Letter Agreement. This Incentive Award Letter Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of New Jersey without regard to rules governing conflicts of law. (i) This Incentive Award Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Electronic or .pdf signatures shall be deemed originals. Please sign and date below and return it to Kimberly Pope no later than July 3, 2026 if you wish to accept the terms of this Incentive Award Letter Agreement. Sincerely, /s/ Ron Squarer _____________________________ Ron Squarer, Chairman of the Board I hereby accept the Incentive Awards described in this Incentive Award Letter Agreement, and I agree to be bound by the terms of this Incentive Award Letter Agreement. I hereby further agree that all the decisions and determinations of the BOD shall be final and binding. Accepted: /s/ Ameet Mallik ___________ Ameet Mallik 6/30/2026_________________ Date